Exhibit 99.1

AVERY DENNISON REPORTS

FIRST QUARTER 2004 RESULTS

Reported sales grow nearly 10 percent;

Earnings per share exceed expectations

PASADENA, Calif. – April 20, 2004 – Avery Dennison Corporation (NYSE:AVY) today reported first quarter diluted earnings per share of $0.52, compared with $0.71 per share for the first quarter of 2003. Excluding a previously announced acquisition-related restructuring charge in the quarter, first quarter 2004 earnings were $0.68 per share, exceeding the high end of the Company’s earnings expectations for the quarter.

“Our better-than-expected sales and earnings in the first quarter of 2004 are a clear sign that our business is returning to our planned levels of growth,” said Philip M. Neal, chairman and chief executive officer of Avery Dennison. “The Company’s Horizons growth program is producing new innovations and generating sales in markets around the world, and at the same time, demand for existing products throughout many of our operations is continuing to improve. While our office products business did not reach targeted sales levels, we are aggressively taking actions to confront the challenges faced by this business.”

Key results for the first quarter of 2004 include:

•	Earnings per share, on a diluted basis, were $0.52, compared with $0.71 per share in the same quarter a year ago. First quarter earnings include the negative impact of $0.16 per share resulting from a restructuring charge related to the Jackstädt integration. A positive impact from currency translation contributed approximately $0.04 per share to first quarter 2004 earnings, which was approximately $0.01 per share above the previously announced expectation for currency translation in the quarter. The benefit from currency translation was partially offset by a negative impact to operating profit from the devaluation of the U.K. pound against the Euro.

•	Net income was $52.6 million, which includes the negative effect of a pretax restructuring charge of approximately $21 million associated with the Jackstädt integration, compared with $70.8 million in the first quarter of 2003.

•	Reported sales from continuing operations grew 9.8 percent from prior-year levels, reaching $1.2 billion for the first quarter of 2004, compared with $1.1 billion in the first quarter of 2003, exceeding the Company’s previously announced revenue growth expectation for the quarter. Approximately 75 percent of the revenue growth during the quarter is attributable to the positive impact of currency translation, primarily the Euro.

•	Core unit volume grew approximately 4.5 percent over the prior-year first quarter.

•	Operating margin, excluding the restructuring charge posted in the quarter, declined 110 basis points from the first quarter of 2003, as expected due to costs associated with manufacturing capacity expansion at two facilities in Europe, a challenging pricing environment in the pressure-sensitive roll materials business, and the impact of the U.K. pound devaluation. (See Attachment A-3, titled “Reconciliation of GAAP to Non-GAAP Measures”). Operating margin, excluding the restructuring charge, increased 30 basis points from the fourth quarter of 2003, reflecting the positive impact of improved worldwide business conditions and ongoing productivity improvement efforts.

•	The tax rate for the first quarter was 27.5 percent, unchanged from the fourth quarter of 2003 and consistent with the Company’s projections.

The Company’s Pressure-sensitive Adhesives and Materials sector reported sales of $846 million, reflecting growth of approximately 17 percent over the first quarter of 2003. Approximately 60 percent of the sector’s revenue growth is attributable to the impact of currency translation, primarily the Euro. The North American pressure-sensitive roll materials business posted strong results in the quarter with mid single-digit sales growth, excluding the impact of currency translation, reflecting solid improvement over the rate of growth experienced in the fourth quarter of 2003. Before the effect of currency translation, sales in the European pressure-sensitive roll materials business increased at a mid single-digit rate, primarily driven by growth of more than 20 percent in Eastern European markets.

The roll materials business in Asia continued to report extremely robust results, with sales growth in China of more than 50 percent over the year-ago first quarter. The Latin American pressure-sensitive roll materials business grew at a double-digit rate, before the impact of currency translation. The worldwide specialty tapes business continued to report double-digit sales growth, while the worldwide graphics and reflective materials business reported improved mid-single digit sales growth, excluding the impact of currency translation.

Operating margin, excluding the restructuring charge, for the Pressure-sensitive Adhesives and Materials sector declined 20 basis points compared with the prior-year first quarter, and improved 180 basis points over the fourth quarter of 2003. (See Attachment A-4, titled “Reconciliation of GAAP to Non-GAAP Supplementary Information”). The sequential expansion in operating margin is attributable to higher sales and productivity improvements in the sector. The Company expects significant improvement in operating margin for the sector during the second half of the year due to cost savings associated with the closure of two European roll materials manufacturing plants.

The Consumer and Converted Products sector reported sales of $442 million, reflecting a decline of approximately 4 percent over the prior-year first quarter. The revenue decline for the sector was partially offset by a positive contribution from currency translation of 4 points during the quarter.

Sales in the global office products business declined approximately 12 percent compared with the year-ago first quarter, excluding the impact of currency translation. The decline is attributable to a previously announced share loss and increased fourth quarter buy-forwards by office products customers, as well as other inventory reductions, the discontinuation of a small line of paper products and weak market conditions. The Company anticipates stronger sales for its office products business in the second half of 2004, driven by share gains at several key accounts and new product introductions. The retail information services business reported solid results for the first quarter, with an increase in demand in the final month of the period.

Operating margin, excluding the restructuring charge, for the Consumer and Converted Products sector declined 270 basis points compared with the year-ago first quarter and 120 basis points compared with the fourth quarter of 2003. The decline is due to reduced volume and the negative impact of price and mix, partially offset by productivity improvements. The Company expects significant improvement in operating margin for the sector by the end of 2004 as a result of increased sales and cost reductions.

Avery Dennison announced that for the second quarter of 2004, it expects earnings to be in the range of $0.70 to $0.75 per share, excluding a restructuring charge to earnings in the quarter related to the completion of integration activities for the Jackstädt acquisition. Based on first quarter of 2004 results, Avery Dennison is updating its earnings-per-share guidance for the full year to $2.80 to $3.10 per share, excluding restructuring charges, from its previously announced expectation of $2.75 to $3.10 per share, excluding restructuring charges.

“Based on our positive first quarter results, we are confident that our skilled execution of our growth and productivity strategies will deliver a successful year for Avery Dennison,” said Neal. “We are well positioned to take advantage of the expected continued improvement in global economic conditions.”

“Our commitment to top-line growth is as strong as ever, as our research and development activities are focused on creating breakthrough technologies related to radio frequency identification and other applications,” said Neal. “We are steadily filling an active pipeline with new products and industry-leading services in markets that are positioned for excellent, long-term growth.”

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag, labeling and branding systems, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to price and availability of raw materials; foreign exchange rates; worldwide and local economic conditions; selling prices; impact of legal proceedings, including the U.S. Department of Justice criminal investigation into competitive practices in the label stock industry and any related proceedings or lawsuits pertaining to the subject matter; impact of epidemiological events such as Severe Acute Respiratory Syndrome (SARS) on the economy and the Company’s customers and suppliers; successful integration of acquired companies; financial condition and inventory strategies of customers; introduction and acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

For more information and to listen to a live broadcast or an audio replay of the 1st Quarter conference call with analysts, visit the Avery Dennison

Web site at www.investors.averydennison.com

AVERY DENNISON

CONSOLIDATED STATEMENT OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
Net sales	$1,246.7	$1,135.2
Cost of products sold	880.2	776.8

Gross profit	366.5	358.4
Marketing, general & administrative expense	257.9	247.1
Interest expense	14.7	14.9
Other expense (1)	21.4	—

Income from continuing operations before taxes	72.5	96.4
Taxes on income	19.9	28.0

Income from continuing operations	52.6	68.4
Income from discontinued operations, net of taxes	—	2.4

Net Income	$52.6	$70.8

Per share amounts:
Income per common share, assuming dilution:
Continuing operations	$0.52	$0.68
Discontinued operations	—	0.03

Net Income	$0.52	$0.71

Average common shares outstanding, assuming dilution	100.3	100.0

Common shares outstanding at period end	99.8	99.4

(1)	Other expense for the first quarter of 2004 includes $21.4 million of restructuring costs and asset impairment charges.

(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Avery Dennison reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company’s presentation of its financial results that are prepared in accordance with GAAP.

Avery Dennison uses the non-GAAP measures presented to evaluate and manage the Company’s operations internally. Avery Dennison is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.

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AVERY DENNISON

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
Reconciliation of GAAP to Non-GAAP Operating Margin:

Net sales	$1,246.7	$1,135.2

Income from continuing operations before taxes	$72.5	$96.4

GAAP Operating Margin	5.8%	8.5%

Income from continuing operations before taxes	$72.5	$96.4
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	21.4	—
Interest expense	14.7	14.9

Adjusted non-GAAP operating income from continuing operations before taxes and interest expense	$108.6	$111.3

Adjusted Non-GAAP Operating Margin	8.7%	9.8%

Reconciliation of GAAP to Non-GAAP Net Income:

As reported net income	$52.6	$70.8
Non-GAAP adjustments, net of taxes:
Restructuring costs and asset impairment charges	15.5	—
Income from discontinued operations	—	(2.4)

Adjusted Non-GAAP Net Income	$68.1	$68.4

Reconciliation of GAAP to Non-GAAP Earnings Per Share:

As reported income per common share, assuming dilution:	$0.52	$0.71
Non-GAAP adjustments, net of taxes:
Restructuring costs and asset impairment charges	0.16	—
Income from discontinued operations	—	(0.03)

Adjusted Non-GAAP income per common per share, assuming dilution	$0.68	$0.68

Average common shares outstanding, assuming dilution	100.3	100.0

Common shares outstanding at period end	99.8	99.4

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AVERY DENNISON

SUPPLEMENTARY INFORMATION

(In millions)

(Unaudited)

	First Quarter Ended
	NET SALES		OPERATING INCOME (1)		OPERATING MARGINS
	2004	2003(2)	2004	2003(2)	2004	2003(2)
Pressure-sensitive Adhesives and Materials	$846.3	$724.3	$47.8	$60.6	5.6%	8.4%
Consumer and Converted Products	442.0	458.0	51.2	65.4	11.6%	14.3%
Intersegment Sales	(41.6)	(47.1)	N/A	N/A	N/A	N/A
Corporate Expense	N/A	N/A	(11.8)	(14.7)	N/A	N/A
Interest Expense	N/A	N/A	(14.7)	(14.9)	N/A	N/A

TOTAL FROM CONTINUING OPERATIONS	$1,246.7	$1,135.2	$72.5	$96.4	5.8%	8.5%

(1)	Operating income for the first quarter of 2004 includes restructuring costs and asset impairment charges of $21.4 million for the Pressure-sensitive Adhesives and Materials segment.
(2)	Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	OPERATING INCOME		OPERATING MARGINS
	2004	2003	2004	2003
Pressure-sensitive Adhesives and Materials
Operating income, as reported	$47.8	$60.6	5.6%	8.4%
Non-GAAP adjustments:
Restructuring costs and asset impairment charges	21.4	—	2.6%	—

Adjusted non-GAAP operating income	$69.2	$60.6	8.2%	8.4%

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AVERY DENNISON

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

(Unaudited)

	Mar. 27, 2004	Mar. 29, 2003
ASSETS
Current assets:
Cash and cash equivalents	$31.3	$33.2
Trade accounts receivable, net	816.0	748.4
Inventories, net	424.1	364.1
Other current assets	145.1	133.8

Total current assets	1,416.5	1,279.5

Property, plant and equipment, net	1,291.2	1,201.2
Goodwill	716.3	626.4
Intangibles resulting from business acquisitions, net	147.7	148.8
Other assets	505.5	498.3

	$4,077.2	$3,754.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term and current portion of long-term debt	$410.5	$313.1
Accounts payable	548.1	449.4
Other current liabilities	474.4	554.0

Total current liabilities	1,433.0	1,316.5

Long-term debt	887.1	936.4
Other long-term liabilities	405.9	378.9
Shareholders’ equity:
Common stock	124.1	124.1
Capital in excess of par value	776.2	747.8
Retained earnings	1,784.3	1,695.8
Minimum pension liability	(96.0)	(68.2)
Accumulated other comprehensive loss	25.4	(108.3)
Cost of unallocated ESOP shares	(11.6)	(12.2)
Employee stock benefit trusts	(654.0)	(659.6)
Treasury stock at cost	(597.2)	(597.0)

Total shareholders’ equity	1,351.2	1,122.4

	$4,077.2	$3,754.2

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

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AVERY DENNISON

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
Operating Activities:
Net income	$52.6	$70.8
Less: income from discontinued operations	—	2.4

Income from continuing operations	52.6	68.4

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	36.9	34.8
Amortization	9.3	8.8
Deferred taxes	0.8	(8.3)
Asset impairment and net loss on sale of assets	6.1	—

	105.7	103.7
Changes in assets and liabilities	(40.2)	(68.5)

Net cash provided by operating activities from continuing operations	65.5	35.2

Investing Activities:
Purchase of property, plant and equipment	(37.9)	(40.5)
Proceeds from sale of assets	0.9	4.4
Payments for acquisitions	(2.3)	(6.6)
Purchase of software and other assets	(6.3)	(7.4)
Other	(2.5)	(0.2)

Net cash used in investing activities of continuing operations	(48.1)	(50.3)

Financing Activities:
Additional borrowings	123.2	428.4
Payments of debt	(110.1)	(369.7)
Dividends paid	(40.9)	(39.8)
Purchase of treasury stock	(0.3)	(0.1)
Proceeds from exercise of stock options, net	8.1	1.7
Other	3.9	4.2

Net cash (used in) provided by financing activities of continuing operations	(16.1)	24.7

Effect of foreign currency translation on cash balances	0.5	0.8

Increase in cash and cash equivalents	1.8	10.4

Cash and cash equivalents, beginning of period	29.5	22.8

Cash and cash equivalents, end of period	$31.3	$33.2

Certain prior year amounts have been reclassified to conform with the 2004 financial statement presentation.

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